Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of ZAZA Energy Corporation dated December 20, 2012 for the registration of 7,000,000 shares of its common stock of our report dated April 6, 2012, with respect to the consolidated financial statements of Toreador Resources Corporation filed with the Securities and Exchange Commission.

Paris-La Défense, December 20, 2012

ERNST & YOUNG Audit

Philippe Diu